Exhibit 15.1

KPMG Auditores Independentes

Rua do Passeio, 38, setor 2, 17º andar – Centro

20021-290 Rio de Janeiro—RJ

Caixa Postal 2888—CEP 20001-970—Rio de Janeiro/RJ—Brasil

Telefone +55 (21) 2207-9400, Fax +55 (21) 2207-9000

www.kpmg.com.br

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Petróleo Brasileiro S.A.—Petrobras

Avenida República do Chile 65

Rio de Janeiro – RJ

We consent to the use and incorporation by reference in the registration statements (File Nos. 333-229096-01 and 333-229096) on Form F-3 of Petróleo Brasileiro S.A. – Petrobras and Petrobras Global Finance B.V., respectively, of our reports dated February 27, 2019, with respect to the consolidated statement of financial position of Petróleo Brasileiro S.A. – Petrobras as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 20-F of Petróleo Brasileiro S.A. – Petrobras.

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes

Rio de Janeiro, Brazil

March 29, 2019